Exhibit 10.1

EXECUTION VERSION

Twenty-Eighth Amendment to
the First Amended and Restated Agreement of Limited Partnership of
SL Green Operating Partnership, L.P.

This Amendment is made as of December 20, 2021, by SL Green Realty Corp., a Maryland corporation, as managing general partner (the “Company” or the “Managing General Partner”) of SL Green Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and as attorney-in-fact for the Persons named on Exhibit A to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated as of August 20, 1997, as amended from time to time (the “Partnership Agreement”), for the purpose of amending the Partnership Agreement. Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.

WHEREAS, (i) on April 7, 2021, the New York State Assembly passed the New York State 2021/2022 Budget Act (the “Act”), which Governor Andrew Cuomo signed into law on April 19, 2021, and (ii) Part C, section 1 of the Act amended the Tax Law by adding Article 24-A (the “PTET Provisions”);

WHEREAS, pursuant to Section 14.1.B of the Partnership Agreement, the Managing General Partner has the power, without the Consent of the Limited Partners, to amend the Partnership Agreement to reflect a change that does not adversely affect any of the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the Partnership Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the Partnership Agreement that will not be inconsistent with law or with the provisions of this Agreement or as may be expressly provided by any other provisions of the Partnership Agreement; and

WHEREAS, the Managing General Partner has determined that it is necessary and desirable to amend the Partnership Agreement to allow the Partnership to make an election pursuant the PTET Provisions and make certain PTET Payments (as defined below).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Managing General Partner hereby amends the Partnership Agreement as follows:

1.                  Section 10.5 of the Partnership Agreement is hereby amended and restated to provide as follows (with additions in underline):

“Section 10.05. Withholding

Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Section 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a recourse loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder. Any PTET Payment made by the Partnership and any withholding made by the Partnership with respect to any PTET Deficit shall be governed by Section 10.6 and not this Section 10.5 and shall not constitute a loan to any Partner except as provided in Section 10.6.”

2.                  The following is added as a new Section 10.6 of the Partnership Agreement:

“Section 10.06. PTET Election

A.	The General Partner is hereby authorized to make or cause to be made an election described in New York Tax Law Section 861 with respect to 2021 and any subsequent taxable year of the Partnership (a “PTET Election”). With respect to any taxable year in which a PTET Election has been or will be made (a “PTET Year”), it is intended that each eligible Partner receive its applicable credit against New York tax described in New York Tax Law Section 606(kkk) (the “PTET Credit”).

B.	The Partnership is hereby authorized to pay with respect to any PTET Year any tax imposed by New York Tax Law Section 862 (“PTET”) and any estimates thereof (together, “PTET Payments”). If any Partner has a PTET Deficit at any time, or if the General Partner determines in its sole discretion that such Partner may have a PTET Deficit in the future in whole or in part as the result of any amount otherwise distributable or allocable to such Partner, the Partnership may withhold with respect to such amount pursuant to this Agreement an amount necessary to eliminate such PTET Deficit. Any amounts withheld pursuant to the foregoing shall be treated as having been distributed to such Partner. “PTET Deficit” with respect to a Partner means the aggregate amount of all PTET Payments made by the Partnership multiplied, in each case, by the PTET Share of the Partner for the PTET Year of the applicable PTET Payment, less any amounts withheld from such Partner pursuant to this Section 10.6.B. A Partner’s PTET Share for any PTET Year shall be equal to the quotient of (i) such Partner’s PTET Credit for such PTET Year and (ii) the PTET for such PTET Year, as reasonably determined by the General Partner; provided that if such PTET Credit or PTET for such PTET Year have not been determined at the time a Partner’s PTET Share must be calculated for purposes of this Section 10.6, the General Partner shall reasonably estimate such PTET Share. Notwithstanding anything in this Agreement to the contrary, any amounts withheld pursuant to this Section 10.6.B shall be governed by this Section 10.6 and not by Section 10.5 hereof.

C.	If any Partner at any time has a PTET Deficit in excess of one million dollars ($1,000,000), such Partner shall, upon written notice from the General Partner (a “PTET Deficit Notice”), promptly pay to the Partnership the amount of such PTET Deficit to be paid as indicated by the General Partner in such PTET Deficit Notice. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.6.C (provided that, for the avoidance of doubt, no Limited Partner shall have any such obligation under this Section 10.6.C unless and until the General Partner provides a PTET Deficit Notice to such Limited Partner). In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.6.C within fifteen (15) days after the General Partner provides a PTET Deficit Notice to such Limited Partner that such payment must be made, such amounts shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate) from such date (i.e., fifteen (15) days after the date the PTET Deficit Notice is provided) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

D.	If, following the exercise by a Partner of the Redemption Right or any other redemption, repurchase or conversion right with respect to any Partnership Units held by such Partner, or the distribution or allocation of any other amount to such Partner pursuant to terms of this Agreement, such Partner would otherwise have a PTET Deficit in excess of fifty percent (50%) of the aggregate Value of the Partnership Units held by such Partner after such exercise, distribution or allocation (the amount of such excess, the “Excess PTET Deficit”), (i) the Redemption Amount or such other amount to which such Partner would otherwise be entitled pursuant to such exercise, distribution or allocation shall be reduced by the Excess PTET Deficit and (ii) such Partner’s PTET Deficit shall be reduced by the Excess PTET Deficit.

E.	Notwithstanding any provision to the contrary in this Agreement, (i) any gross items of loss, credit, or deduction arising from a PTET Payment in any taxable year shall be specially allocated to each Partner pro rata in accordance with the relative PTET Shares of the Partners for such taxable year and (ii) all Net Income and Net Loss of the Partnership (including any gross items thereof) shall be allocated to the Partners without regard to the allocations described in clause (i) and as if such allocations described in clause (i) had not so been made.”

3.                  The definitions of any capitalized terms defined in this Amendment and used in any of the amendments set forth above shall be deemed to be added to Article I. – Defined Terms of the Partnership Agreement.

4.                  Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the Managing General Partner hereby ratifies and confirms.

5.                  This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law.

6.                  If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

SL GREEN REALTY CORP., a Maryland corporation,

as Managing General Partner of SL Green Operating Partnership, L.P.

and on behalf of existing Limited Partners

By:	/s/ Andrew Levine
Name: Andrew Levine
Title: Executive Vice President

[Signature Page to Amendment to Partnership Agreement in respect of PTET Election]